                                                                       EXHIBIT 7
                                                                  EXECUTION COPY

                          AMENDMENT AND ACKNOWLEDGEMENT

This Amendment and Acknowledgement, dated as of August 17, 2004, is entered into by and among Fidelity Information Services, Inc., an Arkansas corporation ("FIS"), Covansys Corporation, a Michigan corporation ("Covansys"), CDR-Cookie Acquisition, L.L.C., a Delaware limited liability company ("CDR"), Rajendra B. Vattikuti ("Vattikuti"), and The Rajendra B. Vattikuti Trust, established pursuant to the Second Amendment and Restatement of Revocable Living Trust Agreement, dated as of February 1, 1995 (the "Vattikuti Trust" and, collectively with Vattikuti, the "Vattikuti Entities").

                                    RECITALS

      A. This Amendment and Acknowledgment is executed and delivered in connection with the following agreements and transactions:

      1. A Stock Purchase Agreement, dated as of April 26, 2004, by and between FIS and Covansys (the "Stock Purchase Agreement"), pursuant to which FIS has agreed to purchase from Covansys, and Covansys has agreed to sell to FIS (i) 8,700,000 shares (the "Shares") of Covansys' common stock (the "Common Stock") and (ii) warrants to purchase up to 4,000,000 shares of Common Stock at exercise prices ranging from $15.00 to $24.00 per share (the "Warrants").

      2. A Master Services Agreement, dated as of April 26, 2004, by and between Covansys and FIS, pursuant to which Covansys has agreed to provide to FIS and its affiliates outsourced information technology services as may be requested from time to time in accordance with the terms of the Master Services Agreement.

      3. A Recapitalization Agreement (the "Recapitalization Agreement"), dated as of April 26, 2004, by and between CDR and Covansys, pursuant to which CDR has agreed to exchange, among other things, 200,000 shares of Covansys' Series A Voting Convertible Preferred Stock and warrants to purchase 3,500,000 million shares of Common Stock at an exercise price of $25 per share and 1,800,000 million shares of Common Stock at an exercise price of $31 per share for receipt from Covansys of $180 million in cash, promissory notes in the aggregate amount of $15,000,000 (the "Promissory Notes"), 2,000,000 shares of Common Stock, and warrants to purchase an aggregate of 5,000,000 shares of Common Stock at an exercise price of $18 per share.

      4. A Registration Rights Agreement, to be entered at the date of the simultaneous Closings under the Stock Purchase Agreement and the Recapitalization Agreement (the "Closing"), by and among CDR, FIS and Covansys, conferring certain rights upon FIS and CDR to have shares of Covansys' securities registered under the Securities Act of 1933.

      5. A Common Stock Purchase Agreement (the "Vattikuti Stock Purchase Agreement"), dated as of April 26, 2004, by and among FIS, and the Vattikuti Entities, pursuant to which FIS has agreed to purchase from the Vattikuti Entities, and the Vattikuti Entities have agreed to sell to FIS, an aggregate of 2,300,000 shares of Common Stock.

      6. A Shareholders' Agreement, dated April 26, 2004, by and among FIS and the Vattikuti Entities.


      B. As a result of the delay in Closing caused by the late filing of Covansys' Form 10-Q for the first quarter of 2004 and other factors, the parties have agreed to reduce the aggregate purchase price that FIS will pay for the shares of Common Stock and Warrants under the Stock Purchase Agreement by $8,700,000 and under the Vattikuti Stock Purchase Agreement by $1,150,000.

      C. As a result of the reduction in purchase price referenced in recital B above, Covansys and CDR have agreed to reallocate the amounts payable in cash and in the Promissory Notes such that the amount payable in cash is reduced to $177,500,000 and the aggregate principal amount of the Promissory Notes is increased to $17,500,000.

      D. Each party also desires to acknowledge that at the present time, it intends to complete the transactions set forth in each document referenced in Recital A (collectively the "Transaction Documents") above in accordance with the terms of such document as amended by this Amendment and Acknowledgement.

NOW THEREFORE, in consideration of the premises and intending to be legally bound, the parties agree as follows:

1. AMENDMENT OF STOCK PURCHASE AGREEMENT. Covansys and FIS hereby amend the definition of "Purchase Price" in Section 1.1 of the Stock Purchase Agreement from "$104,400,000" to "$95,700,000."


2. AMENDMENT OF VATTIKUTI STOCK PURCHASE AGREEMENT. The Vattikuti Entities and FIS hereby amend the definition of "Purchase Price" in Section 2.2 of the Vattikuti Stock Purchase Agreement from "$26,450,000" to "$25,300,000."


3. AMENDMENT OF RECAPITALIZATION AGREEMENT. Covansys and CDR hereby amend Sections 1(a), 1(b), 1(c), 2(b) and 2(c) of the Recapitalization Agreement so that the monetary consideration to be received by CDR is allocated as follows:

SECTION                     CASH                  PROMISSORY NOTE
-------                     ----                  ---------------
1(a)              $172,129,000 (clause (i))   $16,970,000 (clause (iv))

1(b)                $2,617,000 (clause (i))      $258,000 (clause (iv))


1(c)                $2,754,000 (clause (i))      $272,000 (clause (iv))


2(b)              $177,500,000 (clause (i))


2(c)              $177,500,000 (clause (i))


      For the avoidance of doubt Covansys and CDR agree that the values set forth in Section 1(d) of the Recapitalization Agreement will be adjusted as of the closing thereunder to take into account the aforementioned amendments to Sections 1(a), 1(b), 1(c), 2(b) and 2(c) of the Recapitalization Agreement.

4. OTHER AMENDMENTS; FURTHER ASSURANCES. In addition to the specific amendments contained in Sections 1, 2 and 3 above, each party to this Amendment and Acknowledgement, hereby amends all Transaction Documents to which it is a party and any other agreements contemplated by the Transaction Documents to which it is a party to the extent necessary to conform such agreements to the foregoing amendments to the Stock Purchase Agreement, the Vattikuti Stock Purchase Agreement and the Recapitalization Agreement, and each such party agrees to take all necessary actions, provide all necessary signatures and provide all necessary consents to effectuate the foregoing amendments.

5. ACKNOWLEDGMENT. Each party acknowledges that no state of facts, event, change or effect, known to such party and which existed or occurred prior to the date hereof (collectively, the "Developments"), including without limitation the information disclosed in Covansys' periodic filings with the Securities and Exchange Commission and the information made available by Covansys, has caused any of the conditions to closing contained in any Transaction Document to which it is a party or any other document contemplated by the Transaction Documents to which it is a party not to be satisfied or will constitute a basis for asserting that any such condition has not been satisfied. Each party further acknowledges that none of the representations and warranties of any of the parties in the Transaction Documents or any other document contemplated by the Transaction Documents will be deemed incorrect as a result of the Developments.

6. PROXY APPROVAL. In accordance with Section 4.3(d) of the Stock Purchase Agreement, FIS hereby consents to the filing of the Definitive Proxy Statement ("Proxy") related to the transactions set forth in the Transaction Documents and all other documents contemplated by the Transaction Documents.


7. COUNTERPARTS. This Amendment and Acknowledgment may be executed in counterparts which, taken together, shall constitute a single binding agreement.

         IN WITNESS WHEREOF, Covansys, FIS, CDR, Vattikuti and the Vattikuti Trust have caused this Amendment and Acknowledgment to be duly executed as of the day and year first above written.


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
COVANSYS CORPORATION                      THE  RAJENDRA B. VATTIKUTI TRUST

By:     /s/ Martin C. Clague              By:  /s/ Rajendra B. Vattikuti
        -------------------------              ---------------------------------
Name:   Martin C. Clague                        Rajendra B. Vattikuti, Trustee
        -------------------------
Title:  President / CEO
        -------------------------

FIDELITY INFORMATION SERVICES, INC.            /s/ Rajendra B. Vattikuti
                                               ---------------------------------
                                                Rajendra B. Vattikuti

By:      /s/ Brent Bickett
         ------------------------
Name:    Brent Bickett
         ------------------------
Title:   Executive Vice President
         ------------------------


CDR-COOKIE ACQUISITION, L.L.C.

By:     /s/ David Wasserman
        -------------------------
Name:   David Wasserman
        -------------------------
Title:  Vice President
        -------------------------


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